Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to the Annual Report. To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section. Capitalized terms used but not defined in this section have the meanings ascribed to them in the Annual Report.

REPUBLIC OF CHILE

Recent Developments

2024 Budget

On December 18, 2023, Law No. 21,640 was published in the Official Gazette, approving the 2024 budget (“2024 Budget”) was submitted by the government to Congress on September 29, 2023. The following table sets forth the macroeconomic assumptions underlying the 2024 Budget when the bill was submitted to Congress on September 29, 2023:

2024 Budget Assumptions

Real GDP growth (% change compared to the prior year)	2.5
Real domestic demand growth (% change compared to the prior year)	2.4
CPI (annual variation, percentage average)	3.5
Annual average nominal exchange rate (Ps./US$1.00)	832
Annual average copper price (US$ cents per pound)	385

Source: Chilean Budget Office.

As part of the quarterly update of the figures contained in the Public Finances Report (Informe de Finanzas Públicas), the macroeconomic assumptions underlying the 2024 Budget were updated. As a result, the following table sets forth the current macroeconomic assumptions as of October 2024 underlying the 2024 Budget:

Current Budget Assumptions

Real GDP growth (% change compared to the prior year)	2.6
Real domestic demand growth (% change compared to the prior year)	1.5
CPI (annual variation, percentage average)	3.9
Annual average nominal exchange rate (Ps./US$1.00)	928
Annual average copper price (US$ cents per pound)	415

Source: Chilean Budget Office.

Under these updated assumptions, projected central government revenues, when measured in constant pesos of 2024, are expected to reach Ps.70.1 billion in 2024. Projected central government expenditures, when measured in constant pesos of 2024, are expected to reach Ps.76.2 billion in 2024. As a result, the effective deficit is expected to amount to 2.0% in 2024, while the central government’s gross debt is expected to reach 41.2% of GDP in 2024.

While the government believes that its assumptions and targets for the Chilean economy included in the 2024 Budget were reasonable when formulated, actual outcomes are beyond its control or significant influence, and will depend on future events. Accordingly, the government’s fiscal performance could differ from the assumptions, targets and estimates set forth in the relevant budget. Furthermore, the government may subsequently adjust the macroeconomic assumptions to reflect the latest developments relating to domestic and external factors.

2025 Budget

On October 1, 2024, the budget law proposal for 2025 (the “2025 Budget”) was submitted by the government to Congress. The following table sets forth the macroeconomic assumptions underlying the 2025 Budget when the bill was submitted:

2025 Budget Assumptions

Real GDP growth (% change compared to the prior year)	2.7
Real domestic demand growth (% change compared to the prior year)	3.4
CPI (annual variation, percentage average)	4.2
Annual average nominal exchange rate (Ps./US$1.00)	887
Annual average copper price (US$ cents per pound)	430

Source: Chilean Budget Office.

Under these assumptions, projected central government revenues, when measured in constant pesos of 2025, are expected to reach Ps.79.3 billion in 2025. Projected central government expenditures, when measured in constant pesos of 2025, are expected to reach Ps.82.5 billion in 2025. As a result, the effective deficit is expected to amount to 1.0% in 2025, while the central government’s gross debt is expected to reach 41.3% of GDP in 2025.

The main objectives of the 2025 Budget include: (i) a focus on public safety, security and social cohesion and economic security, working towards reaching a growth rate of 15% of the country's spending for such issues since the beginning of the current administration; (ii) an increase of 11.4% compared to the 2024 Budget for housing; (iii) a 68% increase compared to the 2024 Budget in health resources to continue with the strategy to reduce waiting times; and (iv) a 32% increase compared to the 2024 Budget for local education services.

Health Care System Reform

On October 1, 2024, a bill was submitted to Congress aimed at reforming the Health Insurance Institutions (Instituciones de Salud Previsional, “ISAPRES”, for its acronym in Spanish) to address issues related to discrimination based on pre-existing conditions, age and sex, among others, by ISAPRES. Key aspects of the bill include: (i) the removal of the requirement to provide an enrollment health statement to ISAPRES, ensuring pre-existing conditions do not limit coverage; (ii) the creation of a standardized plan to be offered by all ISAPRES, ensuring uniform coverage and benefits without discrimination; (iii) eliminating differentiated premiums based on age, sex, or health conditions, mandating a flat premium for all members; and (iv) facilitating transfer of insured individuals between ISAPRES by eliminating pre-existing conditions as a reason for coverage exclusion and establishing an annual enrollment window for transfers for insured individuals. As of the date hereof, the bill is being discussed in Congress.

THE ECONOMY

Economic Performance Indicators

The following table sets forth changes in the monthly economic activity index (“Imacec”), Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec
(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2024
January	2.5	1.6	2.7
February	4.4	11.4	3.4
March	0.7	8.2	(0.5)
April	3.7	2.3	3.8
May	1.0	8.2	(0.1)
June	0.2	6.0	(0.6)
July	4.2	3.6	4.4
August	2.3	8.0	1.5

Source: Chilean Central Bank.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy

Exchange Rate Policy

The Chilean peso traded at Ps.908.23/US$1.00 on October 3, 2024.

Observed Exchange Rates
(Chilean pesos per US$)

	High	Low	Average(1)	Period-End
Year ended December 31, 2023	945.60	781.49	839.07	884.59
Nine-month period ended September 30, 2024	986.85	877.12	937.56	896.25
October 2024 (through October 3, 2024)	908.23	897.68	902.35	908.23

Notes:

(1)          Represents the average daily rates for the period indicated.

Source: Chilean Central Bank.

Unidades de Fomento

On October 3, 2024, one Unidad de Fomento was equal to Ps. 37,921.78.

The following table shows the high, low, average and period-end Unidades de Fomento expressed in Chilean Peso for the periods indicated:

UF Values expressed in Chilean Peso

	High	Low	Average(1)	Period-End
Year ended December 31, 2018	27,565.79	26,799.01	27,165.75	27,565.79
Year ended December 31, 2019	28,309.94	27,538.22	27,854.39	28,309.94
Year ended December 31, 2020	29,090.98	28,310.86	28,678.81	29,070.33
Year ended December 31, 2021	30,991.74	29,061.89	29,802.93	30,991.74
Year ended December 31, 2022	35,110.98	30,996.73	33,047.14	35,110.98
Year ended December 31, 2023	36,789.36	35,122.26	35,974.37	36,789.36
Nine-month period ended September 30, 2024	37,910.42	36,679.62	37,298.58	37,910.42
October 2024 (through October 3, 2024)	37,921.78	37,914.20	37,917.99	37,921.78

Notes:

(1)           Represents the average daily rates.

Source: Chilean Central Bank.

PUBLIC SECTOR DEBT

External Debt

Chile’s total public sector external debt was US$46.2 billion as of June 30, 2024, and US$41.8 billion as of June 30, 2023.

The following table sets forth the outstanding amount of public sector external debt by creditor as of the dates indicated:

Public Sector External Debt, By Creditor
(in millions of US$)

	As of June 30,
	2023	2024
IDB	2,633	2,633
IBRD (World Bank)	150	150
Bonds	38,891	43,331
IDA (World Bank)	-	-
Others	78	55
Total	41,752	46,169

Source: Chilean Budget Office.

The following table sets forth public sector external debt by currency as of the dates indicated:

Public Sector External Debt, By Currency
(in millions of US$)

	As of June 30,
	2023	2024
United States Dollar	28,233	32,127
Euro	13,169	13,746
Chilean Pesos	350	295
Other	-	-
Total	41,752	46,169

Source: Chilean Budget Office.

Debt Record

The net consolidated debt decreased from 20.8% as of June 30, 2023 to 20.0% as of June 30, 2024, mainly driven by a decrease in the central government debt.

The following tables set forth the net debt of the Chilean Central Bank and Central Government for the dates indicated:

Net Consolidated Debt of the Chilean Central Bank and Central Government
(as a % of GDP)

	As of June 30,
	2023	2024
Net Consolidated Debt	20.8	20.0

Source: Chilean Central Bank, Chilean Budget Office and Office of the Comptroller General of the Republic.

Net Debt of the Chilean Central Bank
(in millions of pesos of each year)

	As of June 30,
	2023	2024
Liabilities	51,177,255	38,372,374
Chilean Central Bank notes and bonds(1)	42,862,286	22,532,067
Fiscal deposits	123	143
Others(2)	8,314,846	15,840,165
Assets without subordinated debt	50,619,764	52,916,814
Net international reserves (in US$ million)	39,497	44,063
Others(3)	18,916,022	11,011,961
Total Net Debt without subordinated debt(1) (2)	557,491	(14,544,440)

Notes:

(1)	Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.
(2)	Includes other deposits and obligations, reciprocal agreements and other securities.
(3)	Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

Central Government Total Net Debt
(in millions of pesos of each year, except as indicated)

	As of June 30,
	2023	2024
Debt in pesos	68,081,102	77,997,650
External debt	—	—
Domestic debt	68,081,102	77,997,650
Assets in pesos	23,936.098	25,658,660
Assets in pesos, without public enterprises(1)	23,936,098	25,646,281
Chilean Central Bank Deposits	—	—
Financial debt of public enterprises with the central government	—	12,379
Net debt in pesos(2)	44,145,005	52,338,991
Debt in U.S. dollars (in US$ million)	41,752	46,169
Treasury bills with the Chilean Central Bank (in US$ million)	—	—
External debt (in US$ million)	41,752	46,169
Assets in U.S. dollars, Chilean Central Bank deposits(3) (in US$ million)	25,904	24,149
Net debt in U.S. dollars (in US$ million)	15,848	22,020
Total Financial debt(4)	101,594,584	121,905,351
Total Financial assets(5)	44,728,442	48,625,184
Total net financial debt	56,866,142	73,280,167
Total net financial debt of central government (% of GDP)	20.6%	25.0%

Notes:
(1)	Does not include assets of the old scholarship system.
(2)	Includes CORFO.
(3)	Includes the Oil Stabilization Fund, the Sovereign Wealth Funds, the Infrastructure Fund and governmental term deposits.
(4)	Debt in pesos plus debt in U.S. dollars (using the exchange rate at March 31 of the applicable year).
(5)	Assets in pesos plus assets in U.S. dollars (using the exchange rate at March 31 of the applicable year).

Source: Chilean Central Bank, Chilean Budget Office and Office of the General Comptroller.

Public Debt Statistics

Public Debt Report

Since 2006, the Ministry of Finance has published quarterly reports on public debt records, containing data on the assets and liabilities of the central government, the Chilean Central Bank and other relevant public institutions.

Central Government Indebtedness

The most widely used international indicator of governmental liabilities is the item called “general government indebtedness,” which includes both “central government liabilities” and “local government authorized liabilities.” In Chile, local governments are not authorized to incur any financial indebtedness; therefore, the general and central government liabilities are treated as one item. As of June 30, 2024, central government liabilities represented 41.6% of GDP.

The level of general government liabilities is not an adequate indicator of Chile’s financial soundness, because it does not take account of the government’s financial assets. “Central government net indebtedness” is used to more accurately measure the government’s financial position, by showing the difference between public debt and financial assets, that is, deposits in current accounts, time deposits and fixed income investments. Equity investments and loans granted by the central government are disregarded, because it is very difficult to have an accurate economic valuation of them. Net central government indebtedness totaled 25.0% of GDP as of June 30, 2024.

Chilean Central Bank Debt and Consolidated Debt

As of June 30, 2024, the assets of the Chilean Central Bank exceeded its liabilities, resulting in net indebtedness equivalent to (5.0)% of GDP. The net consolidated debt of the central government and the Chilean Central Bank, in the aggregate, as of June 30, 2024 represented 20.0% of GDP.

Other Assets and Liabilities

The quarterly reports on public debt records published by the Ministry of Finance also disclose information about the net indebtedness of public enterprises and social security debt, which is not consolidated with the rest of the public debt for economic and statistical reasons.

Only in exceptional circumstances and upon authorization provided by law, will the government guarantee such debt where a public company’s assets are not sufficient to cover its liabilities. As of June 30, 2024, the total amount of public guarantees totaled 2.1% of GDP, as compared with 1.7% of GDP as of June 30, 2023.

Under the social security system, Chile maintains certain liabilities to workers that migrated from the state administered pension system to the privately administered system. The government pays this debt directly to the individual pension fund account at the time the worker retires. The government estimates that this liability was 0.03% of GDP as of June 30, 2024. This debt will be paid progressively as the workers who contributed to the old pension system retire.

Central Government External Bonds

As of October 3, 2024, Chile had the following global bonds outstanding:

•	1.625% €1,583,458,000 Notes due January 30, 2025;

•	3.125% US$264,832,000 Notes due March 27, 2025;

•	1.750% €975,280,000 Notes due January 20, 2026;

•	3.125% US$600,788,000 Notes due January 21, 2026;

•	0.100% €1,000,000,000 Notes due January 26, 2027;

•	2.750% US$1,500,000,000 Notes due January 31, 2027;

•	3.240% US$1,793,691,000 Notes due February 6, 2028;

•	0.555% €918,000,000 Notes due January 21, 2029;

•	4.850% US$1,700,000,000 Notes due January 22, 2029;

•	1.440% €670,697,000 Notes due February 1, 2029;

•	1.875% €1,273,559,000 Notes due May 27, 2030;

•	2.450% US$1,465,534,000 Notes due January 31, 2031;

•	3.875% €1,600,000,000 Notes due July 9, 2031;

•	0.830% €1,954,685,000 Notes due July 2, 2031;

•	2.550% US$1,500,000,000 January 27, 2032;

•	2.550% US$2,250,000,000 July 27, 2033;

•	3.500% US$1,500,000,000 January 31, 2034;

•	4.125% €1,175,688,963 July 5, 2034;

•	4.950% €1,649,852,623 January 5, 2036;

•	1.300% €750,000,000 July 26, 2036;

•	1.250% €1,269,017,000 Notes due January 29, 2040;

•	3.100% US$2,700,000,000 Notes due May 7, 2041;

•	4.340% US$2,000,000,000 Notes due March 27, 2042;

•	3.625% US$330,062,000 Notes due October 30, 2042;

•	3.860% US$1,051,796,000 Notes due June 21, 2047;

•	3.500% US$2,318,357,000 Notes due January 25, 2050;

•	2.550% €1,250,000,000 Notes due January 22, 2051;

•	4.000% US$1,000,000,000 Notes due January 31, 2052;

•	3.500% US$1,500,000,000 Notes due April 15, 2053;

•	5.330% US$1,481,658,578 Notes due January 5, 2053;

•	3.100% US$2,000,000,000 Notes due January 22, 2061; and

•	3.250% US$1,000,000,000 Notes due September 21, 2071.

Central Government Internal Bonds

As of October 3, 2024, Chile had the following local bonds outstanding:

•	0.0% Ps. 1,700,000 million treasury bonds due October 25, 2024;

•	0.0% Ps. 1,698,000 million treasury bonds due November 26, 2024;

•	2.5% Ps. 2,162,480 million treasury bonds due March 1, 2025;

•	4.5% Ps. 1,157,520 million treasury bonds due March 1, 2026;

•	0.0% Ps. 3,366,745 million treasury bonds due May 6, 2027;
•	4.9% Ps. 807,080 million treasury bonds due Nov 1, 2027;

•	5.0% Ps. 1,500,000 million treasury bonds due October 1, 2028;

•	2.3% Ps. 828,435 million treasury bonds due October 1, 2028;

•	0.0% Ps. 4,376,510 million treasury bonds due April 1, 2029;

•	5.8% Ps. 1,981,590 million treasury bonds due October 1, 2029;

•	4.7% Ps. 4,320,780 million treasury bonds due September 1, 2030;

•	6.0% Ps. 2,050 million treasury bonds due January 1, 2032;

•	6.0% Ps. 4,910,980 million treasury bonds due April 1, 2033;

•	2.8% Ps. 305,515 million treasury bonds due October 1, 2033;

•	6.0% Ps. 3,650 million treasury bonds due January 1, 2034;

•	7.0% Ps. 1,000,000 million treasury bonds due May 1, 2034;

•	5.8% Ps. 1,750,000 million treasury bonds due October 1, 2034;

•	5.0% Ps. 4,120,200 million treasury bonds due March 1, 2035;

•	5.3% Ps. 1,968,410 million treasury bonds due November 1, 2037;

•	6.2% Ps. 1,680,755 million treasury bonds due October 1, 2040;

•	6.0% Ps. 3,397,970 million treasury bonds due January 1, 2043;

•	5.1% Ps. 2,720,565 million treasury bonds due July 15, 2050;

•	6.1% Ps. 320,000 million treasury bonds due Abril 1, 2056;
•	0.0% UF 20,152 thousand treasury bonds due March 1, 2025;

•	2.6% UF 435 thousand treasury bonds due September 1, 2025;

•	1.5% UF 92,719 thousand treasury bonds due March 1, 2026;

•	3.0% UF 349 thousand treasury bonds due March 1, 2027;

•	3.0% UF 300 thousand treasury bonds due March 1, 2028;

•	0.0% UF 134,163 thousand treasury bonds due October 1, 2028;

•	3.0% UF 458 thousand treasury bonds due March 1, 2029;

•	3.0% UF 1,448 thousand treasury bonds due January 1, 2030;

•	1.9% UF 143,953 thousand treasury bonds due September 1, 2030;

•	3.0% UF 168 thousand treasury bonds due January 1, 2032;

•	0.0% UF 92,200 thousand treasury bonds due October 1, 2033;

•	3.0% UF 178 thousand treasury bonds due January 1, 2034;

•	2.0% UF 150,760 thousand treasury bonds due March 1, 2035;

•	3.0% UF 2,219 thousand treasury bonds due March 1, 2038;

•	3.0% UF 2,676 thousand treasury bonds due March 1, 2039;

•	3.4% UF 24,000 thousand treasury bonds due October 1, 2039;

•	3.0% UF 1,533 thousand treasury bonds due January 1, 2040;

•	3.0% UF 262 thousand treasury bonds due January 1, 2042;

•	3.0% UF 188,450 thousand treasury bonds due January 1, 2044;

•	2.1% UF 117,564 thousand treasury bonds due July 15, 2050; and
•	2.8% UF 17,000 thousand treasury bonds due November 1, 2055.